Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Goals, Strategies, and Risks – Policies and Procedures Regarding the Release of Portfolio Holdings" and "Management and Other Services – Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment No. 54 to the Registration Statement (Form N-1A, Number 33-18516) of Franklin Mutual Series Funds and to the incorporation by reference of our reports dated February 18, 2016 on Franklin Mutual Beacon Fund, Franklin Mutual Financial Services Fund, Franklin Mutual Quest Fund, Franklin Mutual Shares Fund, Franklin Mutual Global Discovery Fund, Franklin Mutual European Fund, and Franklin Mutual International Fund included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2015.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 25, 2016